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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF META GROUP, INC.

The Sentry Group, Inc. incorporated in the Commonwealth of Massachusetts. MG (Bermuda) Ltd. incorporated in Bermuda.
1422722 Ontario, Inc. incorporated in Canada
META Group Singapore PTE Limited incorporated in Singapore
META Group Australia Holdings PTY Limited incorporated in Australia Abundant Strategy SDN.BHD incorporated in Malaysia
META Group France, S.A. incorporated in France
META AG incorporated in Germany